SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

R. R. Donnelley & Sons Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    2001

R.R. Donnelley & Sons Company

ANNUAL MEETING OF STOCKHOLDERS
Meeting Notice
Proxy Statement

77 West Wacker Drive Chicago, Illinois 60601-1696

Your vote counts. Please take a moment to read the information and instructions inside.

2001 ANNUAL MEETING OF STOCKHOLDERS	3

Meeting Notice

WHERE
Bank One Auditorium,
1 Bank One Plaza
(at Dearborn and Madison Streets)
Chicago, Illinois 60602
WHEN
Thursday, March 22, 2001 at
9:00 a.m. Chicago time
WHY
• To elect four directors
• To conduct any other business if
properly raised
RECORD DATE
The close of business on
February 7, 2001

You will find more information on the nominees for director in the proxy statement on the following pages. If you are a stockholder of record, you can vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet — even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 7. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on February 7, 2001, you are invited to attend, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors
Monica M. Fohrman
Secretary

February 26, 2001

2001 ANNUAL MEETING OF STOCKHOLDERS	5

Proxy Statement

February 26, 2001

Contents

Proposal
Proposal 1: Election of Directors	6

Your Proxy Vote
Voting Instructions	7
Voting Rules	8

Company Information
Stock Performance	9
About the Current Directors	10
The Board’s Committees and their Functions	12
Director Compensation	13
The Company’s Largest Stockholders	14
Stock Held by Directors and Executive Officers	16
Executive Compensation	17
Retirement Benefits	20
Report on Compensation	21
Severance Pay	24
Executive Agreements	24
Consulting Agreement	26
Report of the Audit Committee	26
The Company’s Independent Public Accountants	27
Submitting Stockholder Proposals and Nominations for 2002 Annual Meeting	27
Discretionary Voting of Proxies on Other Matters	27
Exhibit A—Audit Committee Charter

    This proxy statement is issued in connection with the 2001 Annual Meeting of Stockholders scheduled for March 22, 2001. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about
February 26, 2001.

6

Proposal

Proposal 1: Election of Directors

The company’s Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Therefore, at the meeting stockholders will vote to elect four directors of Class 1. Our nominees for director are:

Martha Layne Collins

Executive scholar in residence, Georgetown College, 1998-present

Director of international business and management, University of Kentucky, 1996-1998 President, Martha Layne Collins & Associates, a consulting firm, 1988-present President, St. Catharine College, Springfield, Kentucky, 1990-1996

Directorships: Eastman Kodak Company; Mid-America Bancorp (dba Bank of Louisville); PurchasePro.com, Inc.
Committees: Audit; Executive
Age: 64
Director since: 1987

William L. Davis

Chairman, president and chief executive officer of the company, 2001-present
Chairman and chief executive officer of the company, 1997-2001

Senior executive vice president, Emerson Electric Company, manufacturer of electrical, electronic and related products, 1993-1997 Executive vice president, Emerson, 1988-1993

Committee: Executive
Age: 57
Director since: 1997

Oliver R. Sockwell

Executive-in-residence, Columbia University Graduate School of Business, 1997-present

President and chief executive officer, Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987-1997

Committees: Audit; Corporate Responsibility & Governance
Age: 57
Director since: 1997

Stephen M. Wolf

Chairman, US Airways Group, Inc. and US Airways, Inc., 1996-present

Chief executive officer, US Airways Group, Inc. and US Airways, Inc., 1996-1998 Senior advisor to Lazard Frères & Co., an investment banking firm, 1994-1996 Chairman and chief executive officer, UAL Corporation and United Air Lines, Inc., 1987-1994

Directorships: Philip Morris Companies, Inc.; US Airways Group, Inc.
Committees: Finance; Human Resources
Age: 59
Director since: 1995

The board recommends that stockholders vote for each of our nominees. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Your Proxy Vote	7

Voting Instructions

You are entitled to one vote for each share of the company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If you prefer to vote by mail, by telephone or over the Internet and your shares are registered in your name, or if you hold your shares as a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, you may do so using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in the company’s Stock Fund, Dividend Reinvestment Plan, Employee Monthly Investment Plan or Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to verify stockholders through use of a Control Number that is provided on each proxy card. The procedure allows you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction.

If your shares are held in “street name,” you should vote your shares as directed by your broker or other nominee.

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

  Shares registered in your name— check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to this proxy statement or evidence of your stock ownership with you to the meeting. The ticket will serve as your admission and your authorization to vote in person.
  Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to this proxy statement or evidence of your stock ownership from your broker.

Remember that attendance at the meeting will be limited to stockholders as of the record date (or their authorized representatives) with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

  By delivering a written notice of revocation to the secretary of the company.
  By executing another proxy that bears a later date which is voted at the meeting.
  By voting by telephone at a later time.
  By voting over the Internet at a later time.
  By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy. In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2001 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting.

8	Your Proxy Vote

Voting Rules

When voting to elect directors, you have three options:

  Vote for all four nominees.

  Vote for only some of the nominees.

  Withhold authority to vote for all or some nominees.

If a quorum is present at the meeting, the four persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election.

When voting on any other proposals, you again have three options, but different from those pertaining to the election of directors:

  Vote FOR a given proposal.

  Vote AGAINST a given proposal.

  ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. Abstaining is the legal equivalent of voting against a proposal. Non-voted shares will not affect the result.

If you return your proxy with no votes marked, your shares will be voted as follows:

  FOR the election of all four nominees for director.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn’t reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $10,000 plus out-of-pocket expenses.

As of the record date, there were 120,174,658 shares of common stock outstanding. This does not include 20,714,392 shares held in the company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information	9

Stock Performance

The graph below compares five-year returns of the company’s common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1995. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among R.R. Donnelley, S&P 500 Index and Peer Group*

* Fiscal Year Ended December 31

			December 31,
	1995	1996	1997	1998	1999	2000

R.R. Donnelley	$100.00	$81.40	$98.79	$118.56	$69.05	$78.16

Standard & Poor’s 500	100.00	122.96	163.98	210.85	255.21	231.98

Peer Group	100.00	117.12	146.72	159.55	197.09	193.46

R.R. Donnelley & Sons provides a broad range of communications services to publishers, retailers, catalog merchants and information providers, among others. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Company	Stock Class

Banta Corporation
Bowne & Co. Inc.
Central Newspapers	A
Deluxe Corporation
Dow Jones & Company, Inc.
The Dun & Bradstreet Corporation
Gannett Co., Inc.
Harcourt General Inc.
John H. Harland Company
Hollinger Inc.
Houghton-Mifflin Company
Knight-Ridder, Inc.
Lee Enterprises, Inc.
McClatchy Newspapers, Inc.	A
McGraw-Hill, Inc.
Media General, Inc.	A
Meredith Corporation
News Corp Ltd	ADR
The New York Times Company	A
Playboy Enterprises, Inc.	B
Pulitzer Publishing Company
The Reader’s Digest Association, Inc.	A
Reuters Group PLC	ADR
Scholastic Corporation
The E.W. Scripps Company	A
Thomson Corp.
The Times Mirror Company	A
Tribune Company
The Washington Post Company	B

10	Company Information

About the Current Directors

The information below describes the directors whose terms continue to run until 2002 or 2003. Information on current directors who are up for re-election this year is provided earlier under Proposal 1.

Directors of Class 2 – Terms expire in 2002

Joseph B. Anderson, Jr.

Chairman and chief executive officer, Chivas Industries L.L.C., a manufacturer of interior lighting and trim, injection molding and energy absorbing foam components for the automotive industry, 1994-present

President and chief executive officer, Composite Energy Management Systems, Incorporated, an automotive parts manufacturing company, 1992-1993 General director, body hardware business unit, Inland Fisher Guide Division, General Motors Corporation, 1990-1992

Directorships: Quaker Chemical Corporation; Meritor Automotive, Inc.
Committees: Corporate Responsibility & Governance; Human Resources
Age: 57
Director since: 1998

Judith H. Hamilton

President and chief executive officer, Classroom Connect Inc., a provider of materials integrating the internet into the education process, 1999-present

President and chief executive officer, FirstFloor Software, an internet software publisher, 1996-1998

President and chief executive officer, Dataquest Incorporated, a high technology market research analysis and consulting firm, 1992-1995

Senior vice president and general manager, systems division, Locus Computing Corporation, 1991-1992

Directorships: Artistic Media Partners, Inc.; Classroom Connect Inc.; Evolve, Inc.; Lante Corporation.
Committees: Audit; Corporate Responsibility & Governance
Age: 56
Director since: 1995

Bide L. Thomas

President, Commonwealth Edison Company, a producer, distributor and seller of electric energy, 1987-1992 (retired)

Directorships: The Northern Trust Corporation
Committees: Audit; Finance
Age: 65
Director since: 1987

Company Information	11

Directors of Class 3 – Terms expire in 2003

James R. Donnelley

Vice chairman of the board of the company, 1990-2000 (retired)

Directorships: Sierra Pacific Resources; PMP Limited
Committees: Executive; Finance
Age: 65
Director since: 1976

Thomas S. Johnson

Chairman and chief executive officer, GreenPoint Financial Corp. and its subsidiary, GreenPoint Bank, 1993-present

President, Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, 1989-1991

Directorships: GreenPoint Financial Corp.; GreenPoint Bank; Alleghany Corporation; Online Resources & Communications Corporation; Phoenix Home Life Mutual Insurance Company
Committees: Finance; Human Resources
Age: 60
Director since: 1990

George A. Lorch

Chairman Emeritus, Armstrong Holdings, Inc., a manufacturer of floor coverings and ceiling systems, 2000-present

Chairman and chief executive officer, Armstrong World Industries, Inc., 1994-2000*

President and chief executive officer, Armstrong, 1993-1994

Executive vice president, Armstrong, 1988-1993

Directorships: Household International, Inc.; Pfizer Inc.
Committees: Corporate Responsibility & Governance; Human Resources
Age: 59
Director since: 1996

In 2000, the board met nine times. Each director was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member.

*	Armstrong World Industries, Inc. recently has filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

12 Company Information

The Board’s Committees and their Functions

The board has five standing committees, whose names and responsibilities are described below:

Audit Committee — recommends the selection of independent public accountants to the board. The committee reviews the scope of independent and internal audits and assesses the results. Each January, the committee reviews the results of the independent public accountants’ audit before the earnings report is released publicly. The committee periodically reviews the performance of the company’s accounting and financial personnel. The committee also reviews the company’s financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the company’s codes of conduct. The Audit Committee Charter (attached as Exhibit A) requires that the committee be comprised of at least three directors, each of whom must be independent. The committee met three times in 2000.

Corporate Responsibility & Governance Committee — oversees the company’s employee health and safety, equal employment opportunity and environmental commitments. The committee recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee may recommend changes to policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and board and director performance evaluation. The committee met three times in 2000.

Executive Committee — can exercise all of the authority of the full board of directors, except for specific powers delegated to other committees and certain other actions described in the company’s by-laws. The committee meets as necessary and did not meet in 2000.

Finance Committee — reviews the company’s financial policies and makes recommendations regarding the company’s financial condition and allocation of funds, including dividend payments. The committee also reviews the performance and management of the company’s Retirement Benefit Plan. The committee met three times in 2000.

Human Resources Committee — determines the compensation (including annual salary, bonus and other benefits) of senior officers. As appropriate, the committee also institutes and monitors performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and administers all employee benefit plans. It also recommends candidates for election as corporate officers. The committee met nine times in 2000.

Company Information 13

Director Compensation

Directors who are not officers of the company receive the following annual fees for their services to the board:

  $32,000 for serving as a director.
  $1,000 for each committee of which they are a member.
  An additional $2,500 for each committee chairmanship they hold.
  $1,000 for each day they attend board and/or committee meetings.
  $1,000 for each non-meeting day the company requests them to spend on committee work.

Non-employee directors may elect to have some or all of their fees applied toward the purchase of company common stock at fair market value, issued in the form of ten-year options to purchase the company’s common stock at an exercise price equal to the fair market value of the common stock on the date granted or deferred. Any deferred amounts will, at the director’s election, either earn the same rate of interest as five-year U.S. government bonds or be converted into shares of phantom stock. A director can receive deferred fees, along with the interest or gains earned, in a lump sum or in as many as ten equal annual installments. In either case, payments are made after the director reaches age 65 or leaves the board, whichever comes later.

The 2000 Stock Incentive Plan provides for grants of stock options to each non-employee director every year immediately after the annual meeting to purchase a number of shares of the company’s common stock equal to 2.5 times the director’s annual fee divided by the fair market value of a share of the company’s common stock on the date of grant. The exercise price is the fair market value of a share of the company’s common stock on the date granted. The options may be exercised beginning one year after the date granted or the day immediately preceding the next annual meeting (whichever is sooner) and ending ten years after the date granted.

Under the retirement plan for directors, each of the current directors who was active as of January 1, 1997 elected to either:

  Receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or
  Convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors with less than ten years of service on the board receive an annual award of phantom stock. The phantom stock is credited as of January 1 each year until the beginning of the director’s tenth year on the board, with the number of shares determined by dividing 35% of the director’s annual retainer by the fair market value of a share of common stock. Each non-employee director may elect to receive options in lieu of all or part of such phantom stock award.

Directors first elected on or after January 1, 2000 will not receive an annual award of phantom stock.

14 Company Information

The Company’s Largest Stockholders

The table below lists all institutions and individuals known to hold more than 5% of the company’s common stock. This information has been furnished in filings with the Securities and Exchange Commission. The percentages shown are based on outstanding shares of common stock as of December 31, 2000.

Based upon reports furnished to the company, the descendants of company founder Richard Robert Donnelley (1836-1899) and their families own approximately 13% of the company’s common stock. These reports may not include all holdings of such persons.

Beneficial Ownership of Stock

Stockholder	Comments

Dodge & Cox One Sansome Street 35th Floor San Francisco, CA 94104	Dodge & Cox is an investment advisor. This amount reflects the total shares held by clients.

Northern Trust Corporation 50 South LaSalle Street Chicago, IL 60675	Northern Trust Corporation is the parent holding company for The Northern Trust Company and other subsidiaries. This amount reflects the total shares held by each affiliate, including shares reported elsewhere in this statement as belonging to James R. Donnelley.

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	Barclays Global Investors, N.A. is a bank. This amount reflects the total shares held by it and its affiliates.

Pacific Financial Research, Inc. 9601 Wilshire Boulevard – 800 Beverly Hills, CA 90210	Pacific Financial Research, Inc. is an investment advisor. This amount reflects the total shares held by clients.

Company Information 15

Number of Shares	% of Total Outstanding	Investment Authority	Voting Authority

11,405,742	9.49	Sole, all shares.	Sole, 10,614,362 shares; shared, 101,300 shares; no voting authority, 690,080 shares.

8,839,650	7.36	Sole, 2,531,323; shared, 5,160,374; no investment authority, 1,147,953.	Sole, 6,921,529; shared, 1,848,433; no voting authority, 69,688.

7,055,538	5.87	Sole, all shares.	Sole, 6,510,864; no voting authority, 544,674.

6,867,000	5.72	Sole, all shares.	Sole, 6,600,400 shares; no voting authority, 266,600 shares.

16 Company Information

Stock Held by Directors and Executive Officers

The table below lists the beneficial ownership of common stock as of December 31, 2000 by all directors and nominees and each of the persons named in the tables under Executive Compensation below, including the company’s executive officers. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to March 1, 2001 have been added to the total outstanding shares.

Beneficial Stock Ownership of Directors and Executives

Name	Shares(1)		Restricted Shares(3)	Stock Options Exercisable Prior to 3/1/01		Total Shares	% of Total Outstanding

DIRECTORS
Joseph B. Anderson, Jr.	400		–0-	4,000	‡	4,400	*
Martha Layne Collins	2,400		–0-	28,000	‡	30,400	*
James R. Donnelley	4,633,126	(2)	11,000	39,100		4,683,226	3.90
Judith H. Hamilton	6,428		–0-	16,000	‡	22,428	*
Thomas S. Johnson	8,579		–0-	41,394	‡	49,973	*
George A. Lorch	2,556		–0-	16,000	‡	18,556	*
Oliver R. Sockwell	1,000		–0-	8,000	‡	9,000	*
Bide L. Thomas	3,061		–0-	24,000	‡	27,061	*
Stephen M. Wolf	30,000		–0-	20,000	‡	50,000	*

NAMED EXECUTIVE OFFICERS
William L. Davis	134,923		193,539	800,000		1,128,462	*
Monica M. Fohrman	19,386		11,000	39,100		69,486	*
Gregory A. Stoklosa	1,574		15,000	32,000		48,574	*
Jonathan P. Ward	48,102		30,000	340,500		418,602	*
Michael W. Winkel	203		16,000	10,000		26,203	*

Combined totals of directors and executive officers						6,586,371	5.48

*Less than one percent.

‡Non-employee director stock options.

[1]	Includes interests in shares held through the Donnelley Stock Fund; does not reflect deferred fees for which directors have elected to receive phantom stock of the company.

[2]	Includes 4,599,407 shares for which Mr. Donnelley shares voting and investment authority; does not include 44,945 shares owned by a family member to which beneficial ownership is disclaimed.

[3]	Subject to limits on sale or transfer, and can be forfeited under certain conditions.

Company Information 17

Executive Compensation

The summary compensation table summarizes the compensation of the company’s chief executive officer and four highest-paid other executive officers serving in their positions at December 31, 2000 for up to three calendar years in which they served as executive officers.

Summary Compensation Table

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION

Year	Name and Principal Position	Salary ($)	Bonus ($)	Other ($)	Restricted Stock Awards ($)	Options (#)	All Other Compensation ($)

2000	W.L. Davis	887,500	859,754	55,096	1,050,000	210,000	56,552	(1)
1999	Chairman and CEO	812,500	862,575	143,187	0	0	53,531
1998		700,000	1,000,000	140,293	0	0	27,705

2000	M.M. Fohrman	257,499	160,408	0	231,000	129,000	2,550	(1)
1999	Senior VP, General Counsel and Secretary	235,000	114,482	10,149	0	25,000	1,763

2000	G.A. Stoklosa	282,166	161,356	0	343,125	180,000	9,805	(1)
	Executive VP and CFO

2000	J.P. Ward	576,250	0	4,625	630,000	100,000	18,324	(1)
1999	President and COO	543,750	533,525	37,364	0	60,000	18,174
1998		525,000	600,000	3,646	0	60,000	13,119

2000	M.W. Winkel	368,751	253,395	0	336,000	136,000	22,493	(1)
1999	Executive VP Strategy & Planning	291,667	151,175	33,556	0	50,000	22,385

1  Includes premiums paid by the company in connection with whole life and disability insurance policies owned by the named executive officers in the following amounts: Mr. Davis, $54,003; Mr. Stoklosa, $7,345; Mr. Ward, $15,774; Mr. Winkel, $19,943. Also includes a company contribution to the named executive officer’s retirement savings plan account of the following amounts: Mr. Davis, $2,550; Ms. Fohrman, $2,550; Mr. Stoklosa, $2,550; Mr. Ward, $2,550; Mr. Winkel, $2,550.

18 Company Information

As of December 31, 2000, the named executives’ holdings of restricted stock were valued as follows:

Detail Table 1: Restricted Common Stock

Name	Shares of Restricted Common Stock	Value ($)

W.L. Davis	193,539	5,213,457
M.M. Fohrman	11,000	296,313
G.A. Stoklosa	15,000	404,063
J.P. Ward	30,000	808,125
M.W. Winkel	16,000	431,000

Restricted stock pays dividends at the same rate and time as the company’s common stock. Restricted stock granted prior to 2000 generally vests on the fifth anniversary of the date it was granted, although restricted stock granted prior to 2000 held by Mr. Davis vests as described in his executive agreement (see page 24). Restricted stock granted in 2000 vests in equal proportions over three years.

The following table details options to purchase common stock that were granted in 2000 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 2000

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2000	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)(2)

W.L. Davis	210,000	3.27%	21.0938	3/23/2010	1,493,100
M.M. Fohrman	129,000	2.01%	21.0938	3/23/2010	917,190
G.A. Stoklosa	180,000	2.80%	21.0938	3/23/2010	1,279,800
J.P. Ward	100,000	1.56%	21.0938	3/23/2010	711,000
M.W. Winkel	136,000	2.12%	21.0938	3/23/2010	966,960

1  Options become exercisable over a four-year period starting on the grant date, at the rate of 20% a year, with the final 40% exercisable at the end of the fourth year. This schedule could be accelerated upon death, disability or a change in control.
2  Grant Date Present Value does not reflect reduced value attributable to potential forfeiture due to vesting requirements or shortened exercise period following employment termination.

Company Information 19

The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

Name	Grant Date	Expiration Date	Volatility Factor	Yield	Annual Dividend Rate	Risk-free Rate of Return

W.L. Davis	3/23/2000	3/23/2010	29.30%	2.50%	$0.86	6.10%
M.M. Fohrman	3/23/2000	3/23/2010	29.30%	2.50%	$0.86	6.10%
G.A. Stoklosa	3/23/2000	3/23/2010	29.30%	2.50%	$0.86	6.10%
J.P. Ward	3/23/2000	3/23/2010	29.30%	2.50%	$0.86	6.10%
M.W. Winkel	3/23/2000	3/23/2010	29.30%	2.50%	$0.86	6.10%

The following table reflects the value of options at December 31, 2000 held by the individuals named in the summary compensation table.

Detail Table 4: Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/00 (#)	Value of Unexercised In-the-Money Options at 12/31/00 ($)(2)

			Exercisable/Unexercisable	Exercisable/Unexercisable

W.L. Davis	0	0	800,000/410,000	0/1,227,177
M.M. Fohrman	8,000	18,750	39,600/164,500	40,500/753,837
G.A. Stoklosa	0	0	32,000/216,000	0/578,444
J.P. Ward	16,000	46,500	340,500/389,000	113,906/587,970
M.W. Winkel	0	0	10,000/192,000	0/794,743

1  Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the average of the high and the low prices reported in the NYSE Composite Transactions report.

2  Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 2000. Fair market value is the average of the high and low prices reported in the NYSE Composite Transactions report.

20 Company Information

Retirement Benefits

Under the company’s Retirement Benefit Plan and Unfunded Supplemental Benefit Plan (Retirement Plans), each year employees accrue retirement benefits equal to 1.5% of compensation up to the Social Security wage base average for the preceding 35 year period, plus 2% of remaining compensation. Compensation covered by the Retirement Plans generally includes salary and annual cash bonus awards.

The government places certain limitations on pensions which can be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as benefits accrued under the executive arrangements (as discussed on pages 24-26), are paid under the Unfunded Supplemental Benefit Plan.

Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor.

Except as otherwise noted, the following table shows estimates of the annual benefits payable to the individuals named in the summary compensation table upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 2000 and additional annual benefits they may earn in the future, assuming they continue in the company’s employ to age 65 at current base pay plus incentives.

Detail Table 1: Retirement Benefits

Name	Benefits accrued through 12/31/00 ($)	Estimated benefits 1/1/2001 through age 65 ($)		Estimated total benefits ($)

W.L. Davis	606,000	615,000		1,221,000	(1)
M.M. Fohrman	74,920	171,980		246,100
G.A. Stoklosa	32,479	289,620		322,099
J.P. Ward	200,818	1,649	(2)	202,467
M.W. Winkel	16,087	147,180		163,267

1  Mr. Davis’ pension benefits are governed by the Davis Agreement described on page 24.

2  Estimated benefits earned through Mr. Ward’s termination of employment with the company on January 9, 2001.

Company Information 21

Report on Compensation

Committee Approach to Compensation Evaluation

The Human Resources Committee determines the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of executive officers.

The committee considered the following factors in setting compensation for 2000:

  Company performance, both separately and compared to other companies.
  The individual performance of each executive officer.
  A number of comparative compensation surveys.
  Historical compensation levels and stock awards.
  The overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent.
  The recommendations of professional compensation consultants and management.

Companies used for executive compensation pay comparison purposes include a broad group of companies similar in revenue size to the company, as well as printing and publishing companies also similar in revenue size to the company. The companies used to define the market for pay comparison purposes include 9 of the 29 companies in the peer group used in the performance graph. Because the committee believes that the company’s competitors for executive talent are more varied than the peer group chosen for comparing stockholder return in the performance graph, the committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation.

Executive Officers Generally

Generally, total compensation for executive officers is targeted between the 50th and 75th percentile of the market. The committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of short- and long-term compensation.

As described below, approximately 48% to 80% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation is linked to company performance.

Salary: The committee annually reviews the base salary of each executive officer. For 2000, the base salaries for named executive officers were targeted, on average, at the median salaries at comparable companies. Increases in base salaries for 2000 were determined based on this market positioning goal and on individual performance.

Management Incentive Plan: In 1998, the company implemented a new Management Incentive Plan designed to encourage and reward sustained value creation together with achievement of annual objectives and employee retention. The Plan combines aspects of both an annual and long-term plan through a “banking” feature.

Awards to executive officers under the Plan for 2000 were based on achieving preset relative total shareholder return (RTSR) objectives, Economic Value Added (EVA®) improvement targets, earnings per share objectives, and other individual and strategic objectives. RTSR objectives measure stock price appreciation plus dividend yield relative to the performance of the S&P Industrial Index and constitute 30% of the award determination. EVA represents the cash operating earnings of the company after deducting a charge for capital employed and EVA targets constitute 25% of the award determination. Earnings per share objectives reflect the company’s commitment to a traditionally recognized performance measure and constitute 25% of the award determination. The remaining 20% of the award determination is based on achieving both the objectives established annually under the company’s Strategic Inclusion Plans (which set measurable goals in recruitment and retention of a diverse workforce) and achievement of individual objectives. The committee may adjust awards if it believes the circumstances justify either an increase or decrease.

Each year during which an executive officer participates in the Plan, the incentive award is calculated and credited to an account. The participant receives an award payment equal to the percentage of the account balance determined by the committee and this percentage may vary among the group of executive

22 Company Information

officers in the discretion of the committee. The remaining balance is then carried over to the following year. For administrative purposes, each account has an initial credited amount equal to a target award. This credit is designed to avoid substantially below target payouts for target performance in the early years of Plan participation. In no circumstances will this credit be paid to a participant and no account balance can fall below the credited amount as a result of a payout. If a calculated award payout would otherwise reduce the balance below the initial credited amount, the payout is reduced to an amount that maintains the initial credited amount. Because award payouts are calculated as a percentage of the executive’s account balance, superior financial performance, if sustained over time, can result in annual payouts well above targeted levels. However, poor financial performance may not only reduce or eliminate current year payouts, but may reduce earned amounts from prior years, including reduction of the initial credited amount. Thus amounts previously credited are at risk to the participants in following years.

In 2000, the Plan resulted in calculated awards as shown in the “2000 Incentive Award” column in the following table. These calculated awards were credited to the executives’ accounts. Actual payouts from the accounts are shown in the “2000 Incentive Pay-out” column.

Management Incentive Plan Bank Balance

Name	Initial Administrative Credit ($)	Pre-Award Bank Balance ($)	2000 Incentive Award ($)	2000 Incentive Payout ($)	Post-Payout Bank Balance ($)

W.L. Davis	945,000	1,725,149	854,113	859,754	1,719,508
M.M. Fohrman	188,000	228,964	160,545	160,408	228,964
G.A. Stoklosa	116,850	222,153	161,512	161,356	222,153
J.P. Ward(1)	603,750	1,067,050	0	0	0
M.W. Winkel	247,917	302,349	268,538	237,097	302,349

1  In conjunction with Mr. Ward’s resignation from the company in January, 2001, his bonus and bank balance were forfeited.

The committee reviews continually the Plan design and the financial measures used and their ability to promote sustained performance of the company’s strategies.

Discretionary Bonuses: The committee may pay discretionary bonuses to executive officers when circumstances warrant. No discretionary bonuses were paid to the named executive officers for 2000.

Stock Awards: Executive officers are granted stock options to align the interests of management more closely with those of stockholders by increasing stock ownership and tying a meaningful portion of compensation to the performance of the company’s stock. In addition, to emphasize the importance of stock ownership by management, the committee and management have implemented stock ownership guidelines for officers which require all officers to acquire and hold over time company stock having a market value relative to salary. The minimum ownership guideline is owning stock having a market value at least equal to base salary, with the level of target ownership increasing as levels of responsibility increase, up to five times base salary, which is the ownership guideline for the CEO.

During 2000, in order to create an additional incentive for performance and to encourage retention, the committee accelerated stock option grants which would normally be made in 2001 and 2002 in addition to making regular grants for 2000. These special grants are included in the “Option Grants in 2000” table on page 18. Absent other circumstances, persons receiving these grants will not receive additional

Company Information 23

option grants during 2001 and 2002. Neither Mr. Davis nor Mr. Ward received these special grants.

Option grants with exercise prices in excess of fair market value on the date of grant are periodically made to certain executive officers to supplement the target total pay structure so that total pay opportunity for those executive officers, including these premium priced options, would approximate the 75th percentile of the market. The committee believes that the incremental pay opportunity provided by these premium priced options is warranted by the significant appreciation in the company’s stock price required in order for the options to have value, which focuses executives on creating shareholder value. No premium priced options were granted during 2000.

Generally, the committee makes restricted stock grants only on a selective basis for retention and recruiting requirements. In 2000, grants of restricted stock were made to each of the named executive officers vesting evenly on the first through third anniversaries of the grant date.

Deductibility of Executive Compensation: Tax laws limit the deduction a publicly held company is allowed for compensation paid to certain executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

Mr. Davis’ total compensation for 2000 was established pursuant to his employment agreement with the company, as described in the “Executive Agreements” section on page 24. Mr. Davis’ compensation was established using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report.

Mr. Davis’ base salary was increased effective April 1, 2000 to align better with market levels and to reflect the level of performance to the date of increase. Mr. Davis’ base salary of $900,000 is at the median for CEOs in the compensation surveys used by the committee. His target annual cash compensation, which includes salary and bonus, is slightly below the median. Mr. Davis’ total compensation is near the 50th percentile of the market, and may be increased to the 75th percentile based on performance. Approximately 80% of Mr. Davis’ targeted annual cash compensation is linked to company performance through the objectives set forth, and the banking feature of, the Management Incentive Plan.

The committee made both a stock option and restricted stock grant to Mr. Davis during 2000. These are the first grants Mr. Davis has received since the grants described in his 1997 employment agreement. In making these grants, the committee considered the same factors as were considered with respect to grants to other executive officers.

The Human Resources Committee

Thomas S. Johnson, Chairman
Joseph B. Anderson, Jr.
George A. Lorch
Stephen M. Wolf

EVA is a registered mark of Stern Stewart & Co.

24 Company Information

Severance Pay

The company has adopted a Severance Pay Program consisting of severance agreements between the company and the named executive officers and certain other officers and key employees.

Under the severance agreements, an executive is entitled to certain payments and benefits if, after a change in control of the company, the executive is terminated by the company for reasons other than cause or if the executive leaves the company after a change in control because of any of the following conditions:

  A decrease in responsibilities or compensation.
  A job relocation that requires a change in residence.
  A significant increase in travel.

These agreements do not apply to executives who are terminated for cause, retire, become disabled or die.

Severance benefits include:

  A lump-sum payment of three times current salary and bonus.
  Cash payment in lieu of outstanding stock bonus awards under the company’s Stock Incentive Plans.
  Cash payment equal to the value of outstanding stock options.
  Cash payment equal to three years’ additional accrued benefits under the company’s Retirement Benefit Plan.
  Life, disability, accident and health insurance benefits for 24 months after termination.

If any of this compensation is subject to the federal excise tax on “excess parachute payments,” the company also agrees to pay an additional amount to cover these taxes.

Executive Agreements

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and executed an employment agreement. The initial term of the Davis Agreement ends March 31, 2002, with an automatic extension through March 31, 2004 unless terminated by the company or by Mr. Davis with six months’ prior written notice. Mr. Davis receives a base annual salary of not less than $700,000 and participates in annual and long-term performance bonus plans adopted by the company’s Human Resources Committee. Beginning in 1998, these plans have been replaced by the Management Incentive Plan described in the Report on Compensation above. When Mr. Davis joined the company he was granted stock options for 500,000 shares of common stock at an exercise price of $30.125. Twenty percent of these shares vested on March 18 each year from 1998 to 2000, and the remaining shares vest on March 18, 2001. Mr. Davis also received options to purchase 500,000 shares of common stock at $45.1875 (150% of the price of the common stock) vesting on or after March 18, 2000 if the fair market value of the common stock exceeds that price for ten consecutive trading days (which occurred in June and July, 1998).

Mr. Davis was awarded the following restricted stock grants:

  50,947 shares which vested in three installments in November 1997 through November 1999.
  269,291 shares with 80,744 shares vesting on February 1, 1998, 45,008 shares vesting on November 1, 2000, 80,604 shares vesting on November 3, 2001 and 62,935 shares vesting on October 1, 2004 .

Company Information 25

The Davis Agreement requires the company to provide Mr. Davis with yearly retirement payments, upon his reaching the age of 65, which together with payments received through social security benefits, benefits payable from retirement plans of his former employers and the benefits otherwise payable under the company’s Retirement Benefit Plan, equal $907,000 or 50% of his “final average compensation” (as defined in the Davis Agreement), whichever is greater. However, if Mr. Davis leaves the company voluntarily or for cause anytime before March 18, 2002, the pension amount will be reduced in proportion to the length of time he was employed prior to the fifth anniversary of the Davis Agreement.

Mr. Davis was awarded the following cash signing bonuses to cover amounts forfeited from his previous employer:

  $1,812,612 immediately paid into a deferred payment account.
  $1,908,606 paid in November 1997 into the deferred account.
  $179,507 paid in November 1997.

The deferred amounts accrued interest quarterly at the rate of five-year U.S. bonds, and were paid to Mr. Davis on January 15, 1998. The company also reimbursed Mr. Davis for relocation expenses.

If Mr. Davis dies before the initial employment term expires, his estate will receive a termination bonus in addition to all stock options described above. The termination bonus will equal his previous year’s salary, prorated for the portion of the year worked prior to his death. If he should become disabled, the company or Mr. Davis may terminate this agreement. In addition to the termination bonus described above, Mr. Davis would receive 60% of his last base salary plus full benefit and pension accrual until he reaches age 65. Mr. Davis will be entitled to certain benefits if his employment is terminated by the company without cause or by him for “Good Reason” (as defined in the Davis Agreement), including:

  A lump sum severance payment of 250% of his current base salary and target bonus (300% if termination results from a change in control).
  Termination bonus.
  Continued benefit coverage and pension accrual for 30 months.

If Mr. Davis is terminated by the company without cause or if there is a change in control of the company, all stock options and restricted stock awards not yet vested will become fully vested.

Mr. Davis has agreed to certain limitations on his ability to compete with, or solicit employees from, the company for two years after the termination of the Davis Agreement.

The Ward Agreement

The Ward Agreement establishes certain ongoing obligations of Jonathan P. Ward following his resignation on January 9, 2001. These include a non-competition obligation through January 1, 2004, in consideration for which Mr. Ward will receive the following payments:

  $300,000 on March 2, 2001.
  $216,468 on April 6, 2001.
  $214,593 on June 1, 2002.

The Winkel Agreement

The Winkel Agreement establishes certain terms under which Michael W. Winkel is employed as executive vice president, strategy & planning of the company. In addition to base salary and participation in the company’s incentive plans, Mr. Winkel was granted options to purchase 50,000 shares of common stock.

The Winkel Agreement provides for Mr. Winkel to participate in the company’s Retirement Benefit Plan with the following modifications:

  If after completion of three years’ employment but prior to becoming 100% vested under the Retirement Benefit Plan Mr. Winkel is separated for reasons other than cause, and such separation is consented to by the company, Mr. Winkel will be 100% vested in all benefits accrued in his first three years’ employment, but will forfeit any benefits accrued after the first three years’ employment. For purposes of calculating this benefit, the company will use covered compensation (as defined in the Retirement Benefit Plan) paid from March 1,

26 Company Information

  1999 through February 28, 2002 and the Retirement Benefit Plan’s normal benefit formula.
  If Mr. Winkel is separated prior to becoming vested under the Retirement Benefit Plan’s normal vesting provision for cause, or if his separation is not consented to by the company, he will not vest in any portion of his retirement benefits, including the benefits accrued in his first three years’ employment.
  If Mr. Winkel is separated after satisfying the normal vesting provisions of the Retirement Benefit Plan he will be 100% vested in all accrued benefits and will be paid these benefits in accordance with and subject to the provisions of the Retirement Benefit Plan.

The company reimbursed Mr. Winkel for relocation expenses and additional temporary living expenses through July 2000.

Consulting Agreement

Cheryl A. Francis ceased serving as Executive Vice President and Chief Financial Officer effective March 31, 2000. Pursuant to the Francis Consulting Agreement, Ms. Francis was engaged by the company to perform consulting services through June 30, 2000 and agreed not to engage in activities that compete with the business of the company until April 1, 2001. In consideration of these agreements, the Francis Consulting Agreement provides for the following payments to Ms. Francis:

  $105,000 for availability for up to thirty (30) days of consulting services.
  $199,500 at such time as bonuses for 2000 are paid to other senior officers, with no further payments being made to Ms. Francis pursuant to the company’s Management Incentive Plan banking provisions.
  $75,000 (which was determined based on the closing price of the company’s common stock on December 29, 2000 and was paid January 5, 2001).
  reimbursement to Ms. Francis for all premiums she pays for health insurance coverage either under the continuation coverage provided in the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), or under other health care coverage in an amount not to exceed the premiums that would be paid by Ms. Francis under COBRA continuation coverage, for eighteen (18) months after the date of her termination of employment.
  $15,000 paid on behalf of Ms. Francis for executive coaching services.
  reimbursement of approximately $14,500 of Ms. Francis’ attorneys’ fees in connection with negotiation of the Francis Consulting Agreement.

In addition, the Francis Consulting Agreement provides that rights with respect to Ms. Francis’ outstanding option awards and restricted stock awards were as provided by the respective plans under which they were granted, except that such awards continued to vest through December 31, 2000 as though she had remained employed by the Company during that period, and a financial planning account earned by Ms. Francis during her employment may continue to be accessed by Ms. Francis. The Francis Consulting Agreement does not modify enhanced pension benefits which were awarded to Ms. Francis in conjunction with an employment agreement with the company. Ms. Francis elected to take payment of her pension benefits in a lump sum amount of $98,807.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2000. The committee has discussed with the company’s independent auditors, which are responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the company’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from management and the company. In considering the independence of the company’s independent auditors, the committee took into consideration the amount

Company Information 27

and nature of the fees paid the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee

Bide L. Thomas, Chairman
Martha Layne Collins
Judith H. Hamilton
Oliver R. Sockwell

The Company’s Independent Public Accountants

The company has not selected its independent public accountants for 2001. The board of directors normally makes the selection after the Audit Committee has reviewed audit proposals for the year. After its review, the Audit Committee will recommend an independent public accountant for 2001 to the board, which will make the final selection.

Arthur Andersen LLP has served as the company’s independent public accountants for the past 35 years.

Representatives of Arthur Andersen LLP are expected to attend the 2001 Annual Meeting, where they may make a statement and will be available to respond to questions.

Fees

Audit Fees. $1,176,223 was paid to Arthur Andersen LLP for audit services rendered during 2000.

Financial Information System Design and Implementation Fees. No fees were paid to Arthur Andersen LLP for financial information system design and implementation services rendered during 2000.

All Other Fees. $1,431,926 was paid to Arthur Andersen LLP for all other services rendered during 2000, including $1,045,038 for international tax and consulting and expatriate services.

Submitting Stockholder Proposals and Nominations for 2002 Annual Meeting

Any proposals that stockholders wish to present at the 2002 Annual Meeting must be received by October 25, 2001 in order to be considered for inclusion in the company’s proxy materials. The 2002 Annual Meeting is currently scheduled to be held on March 28, 2002. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the board of directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are required to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company’s management does not currently intend to bring any proposals to the 2001 Annual Meeting other than the election of four directors and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Monica M. Fohrman, Secretary

Chicago, Illinois, February 26, 2001

R. R. DONNELLEY & SONS COMPANY	A-1

Audit Committee Charter

I. Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgement.

II. Purposes of the Audit Committee

A. The purposes of the Audit Committee are to assist the Board of Directors:

—In its oversight of the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures;
—In its oversight of the Company’s financial statements and the independent audit;
—In selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and
—In evaluating the independence of the outside auditors.

B. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

C. The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors.

D. The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company (“Statement as to Independence”), addressing at least the matters set forth in Independence Standards Board No. 1.

III. Meetings of the Audit Committee

In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV. Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the following duties and powers:

A. With respect to the outside auditor, (1) To provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors; (2) To review the fees charged by the outside auditors for audit and non-audit services; (3) To ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood

A-2
that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors’ independence; and (4) To instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

B. With respect to the internal auditing department, (1) To review the appointment and replacement of the director of the internal auditing department; and (2)To advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s response thereto;

C. With respect to financial reporting principles and policies and internal audit controls and procedures, (1) To advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices; (2) To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to: (a) deficiencies noted in the audit in the design or operation of internal controls; (b) consideration of fraud in a financial statement audit; (c) detection of illegal acts; (d) the outside auditor’s responsibility under generally accepted auditing standards; (e) significant accounting policies; (f) management judgements and accounting estimates; (g) adjustments arising from the audit; (h) the responsibility of the outside auditor for other information in documents containing audited financial statements; (i) disagreements with management; (j) consultation by management with other accountants; (k) major issues discussed with management prior to retention of the outside auditor; (l) difficulties encountered with management in performing the audit; (m) the outside auditor’s judgements about the quality of the entity’s accounting principles; and (n) reviews of interim financial information conducted by the outside auditor; (3) To meet with management, the director of the internal auditing department and/or the outside auditors: (a) to discuss the scope of the annual audit; (b) to discuss the audited financial statements; (c) to discuss any significant matters arising from any audit or report or communication referred to in items B 2. or C 2. above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company’s financial statements; (d) to review the form of opinion the outside auditors propose to render on the consolidated financial statements to the Board of Directors and shareholders; (e) to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and (f) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks; (4) To obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and (5) To discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the financial statements, the Company’s compliance policies, including material notices to or inquiries received from governmental agencies; and

D. With respect to reporting and recommendations, (1) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statements; (2) to review this Charter at least annually and recommend any changes to the Board of Directors; and (3) to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.
V. Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

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PROXY

R.R. Donnelley & Sons Company	PROXY/VOTING INSTRUCTION CARD
Chicago, Illinois

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on March 22, 2001.

The undersigned hereby appoints William L. Davis and Gregory A. Stoklosa, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company to be held on March 22, 2001 at nine o'clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Directors are: (1) Martha Layne Collins, (2) William L. Davis, (3) Oliver R. Sockwell and (4) Stephen M. Wolf.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of Donnelley employees in the Donnelley Stock Fund, Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").

Comments

(If you have written in the above space, please mark the "Comments" box on the reverse of this card.)

.FOLD AND DETACH HERE.

Admission Ticket

Annual Meeting of Stockholders

Thursday, March 22, 2001 at 9:00 AM
Bank One Auditorium at 1 Bank One Plaza
Dearborn & Madison Streets
Chicago, Illinois

This ticket admits the named Stockholder(s) and one guest. Photocopies will not be accepted. You may be asked for identification at the time of admission.

[X]	Please mark your votes as in this example	7827

This Proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of Directors.

The Board of Directors recommends a vote FOR the election of Directors.

	FOR	WITHHELD
1. Election of			Will	Change of
Directors			Attend	Address/
(See reverse)			Annual	Comments on
			Meeting	reverse side

For, except vote withheld from the following Nominee(s):

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.

SIGNATURE(S)	DATE

. FOLD AND DETACH HERE .

R.R. DONNELLEY & SONS COMPANY

Dear Stockholder:

R.R. Donnelley & Sons Company encourages U.S. and Canadian residents to take advantage of a convenient way by which you can vote your shares by telephone or the internet. If you vote by telephone or the internet, you do not need to return this proxy card.

To vote your shares by telephone or the internet you must use the voter control number in the box above, just below the perforation.

To vote over the telephone, on a touchtone telephone call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. To vote over the internet, log on to the internet and go to the website www.eproxyvote.com/dny. The telephone response system or website will lead you through the simple process of voting your proxy. Your voter control number above must be used to access the system.

Your telephone or internet vote provides the same authorization to vote your shares as if you marked, signed, dated and returned your proxy card.

Your vote is important.